UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                         SCHEDULE 13 G/A

          Under the Securities and Exchange Act of 1934
                        (Amendment No. 2)*


                          Goldcorp Inc.
-----------------------------------------------------------------
                         (Name of Issuer)


                Class A Subordinate Voting Shares
-----------------------------------------------------------------
                  (Title of Class of Securities)


                            38095610 J
-----------------------------------------------------------------
                          (CUSIP Number)


                        December 31, 1997
-----------------------------------------------------------------
     (Date of Event which requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("the Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38095610               13G                   Page 2 of 4 Pages
-------------------------------------------------------------------------

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ONTARIO TEACHERS' PENSION PLAN BOARD

-------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                            (b) [X]
-------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       AN ONTARIO, CANADA CORPORATION

-------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     7,803,000
                ---------------------------------------------------------
NUMBER OF       6    SHARED VOTING POWER
SHARES               NIL Class A Subordinate Voting Shares
BENEFICIALLY    ---------------------------------------------------------
OWNED BY        7    SOLE DISPOSITIVE POWER
EACH                 7,803,000
REPORTING       ---------------------------------------------------------
PERSON WITH     8    SHARED DISPOSITIVE POWER
                     NIL Class A Subordinate Voting Shares
-------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       7,803,000
-------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*

-------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.0%

-------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       E.P.
-------------------------------------------------------------------------


               *SEE INSTRUCTIONS BEFORE FILLING OUT!

   Schedule to Ontario Teachers' Pension Plan Board 13G Filing
                         Re: Goldcorp Inc.

Item 1. Issuer

        (a) ISSUER: This statement relates to the issuer Goldcorp Inc. (the "Corporation").

        (b) ADDRESS OF ISSUER: The principal executive offices of the Corporation are located at 145 King St. West Suite #2700 Toronto, Ontario M5H 1J8.

Item 2: Person Filing and Securities Statement Being Filed in Respect Of

        (a) PERSON FILING: This statement is being filed by the Ontario Teachers' Pension Plan Board (the "Board").

        (b) ADDRESS: The business address of the Board is 5650
            Yonge Street, Suite 300, North York, Ontario, Canada, M2M 4H5.

        (c) CITIZENSHIP: The Board is a corporation incorporated under the laws of the Province of Ontario, Canada.

        (d) TITLE OF CLASS OF SECURITIES: This statement relates to Class A Subordinate Voting Shares of the Corporation.

        (e) CUSIP NUMBER: The shares are identified by CUSIP number 38095610 J.

Item 3: Authority Pursuant to which Statement Being Filed

        The Board is filing this statement pursuant to the "no-action" relief granted to it by the Office of Tender Offers, Division of Corporation Finance of the United States Securities and Exchange Commission and dated May 6, 1992.

Item 4: Ownership

        (a) AMOUNT BENEFICIALLY OWNED:  7,803,000

        (b) PERCENT OF CLASS:  12.0%

        (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

            I.   Sole power to vote or direct the vote:  7,803,000

            II.  shared power to vote or direct the vote:  NIL

            III. sole power to dispose or direct the disposition:  7,803,000

            IV.  shared power to dispose or to direct the disposition:  NIL

Item 5: Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_____]

Item 6: Ownership of More than Five Percent on Behalf of Another Person

        Not Applicable.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not Applicable.

Item 8: Identification and Classification of Members of the Group

        Not Applicable.

Item 9: Notice of Dissolution of Group

        Not Applicable

Item 10: Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                            SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 12, 1998


                               /s/ Jane Beatty
                               ---------------------------
                               Jane Beatty,
                               Legal Counsel, Investments.

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           SCHEDULE 13G

          Under the Securities and Exchange Act of 1934
                        (Amendment No. )*


                          GoldCorp Inc.
-----------------------------------------------------------------
                         (Name of Issuer)


           Class A Subordinate 7,170,300 Voting Shares
-----------------------------------------------------------------
                  (Title of Class of Securities)


                             38095610
-----------------------------------------------------------------
                          (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("the Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38095610              13G             Page 2 of 5 Pages
--------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ONTARIO TEACHERS' PENSION PLAN BOARD
--------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                                                          (b) [ ]
--------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       ONTARIO, CANADA
--------------------------------------------------------------------
                5    SOLE VOTING POWER
                     7,170,300 Class A Subordinate Voting Shares
                ----------------------------------------------------
NUMBER OF       6    SHARED VOTING POWER
SHARES               N/A
BENEFICIALLY    ----------------------------------------------------
OWNED BY        7    SOLE DISPOSITIVE POWER
EACH                 7,170,300 Class A Subordinate Voting Shares
REPORTING       ----------------------------------------------------
PERSON WITH     8    SHARED DISPOSITIVE POWER
                     N/A
--------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       7,170,300 Class A Subordinate Voting Shares
--------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*

       N/A
--------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.0%
--------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       EP, CO
--------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

   Schedule to Ontario Teachers' Pension Plan Board 13G Filing
                        Re: GoldCorp Inc.

Item 1:  Issuer

(a)    ISSUER:  This statement relates to the issuer GoldCorp
       Inc. (the "Corporation").

(b) ADDRESS OF ISSUER: The principal executive offices of the Corporation are located at 145 King Street West,
       Suite 1500, Toronto, Ontario, M5H 4B7


Item 2: Person Filing and Securities Statement Being Filed in Respect Of

(a) PERSON FILING: This statement is being filed by the Ontario Teachers' Pension Plan Board (the "Board").

(b)    ADDRESS:  The business address of the Board is 5650 Yonge
       Street, Suite 300, North York, Ontario, Canada, M2M 4H5.

(c) CITIZENSHIP: The Board is a corporation incorporated under the laws of the Province of Ontario, Canada.

(d)    TITLE OF CLASS OF SECURITIES:  This statement relates to
       Class A Subordinate Voting Shares of the Corporation.

(e) CUSIP NUMBER: The shares are identified by CUSIP number 38095610.


Item 3:  Authority Pursuant to which Statement Being Filed

The Board is filing this statement pursuant to the "no-action" relief granted to it by the Office of Tender Offers, Division of Corporation Finance of the United States Securities and Exchange
Commission in a letter dated May 6, 1992.


Item 4:  Ownership

(a)    AMOUNT BENEFICIALLY OWNED:  as of November 30, 1997
       7,170,300 Class A Subordinate Voting Shares

(b)    PERCENT OF CLASS:  11.0%

(c)    NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

         I. Sole power to vote or direct the vote:  7,170,300
        II. Shared power to vote or direct the vote:  NIL
       III. Sole power to dispose or direct the disposition:
            7,170,300
        IV. Shared power to dispose or to direct the disposition:
            NIL

Item 5:  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]


Item 6:  Ownership of More than Five Percent on Behalf of
         Another Person

Not Applicable.


Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
         Holding Company

Not Applicable.


Item 8:  Identification and Classification of Members of the Group

Not Applicable.


Item 9:  Notice of Dissolution of Group

Not Applicable


Item 10: Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               December 9, 1997


                               /s/ Jane Beatty
                               ----------------------------
                               Jane Beatty,
                               Legal Counsel, Investments

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           SCHEDULE 13G

          Under the Securities and Exchange Act of 1934
                        (Amendment No. )*


                          Goldcorp Inc.
-----------------------------------------------------------------
                         (Name of Issuer)


                    Class A Subordinate Shares
-----------------------------------------------------------------
                  (Title of Class of Securities)


                            380956102
-----------------------------------------------------------------
                          (CUSIP Number)


Check the following box is a fee is being paid with this statement [ X ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five per cent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("the Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 380956102              13G           Page 2 of 5 Pages
-------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ONTARIO TEACHERS' PENSION PLAN BOARD

-------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                                                          (b) [x]
-------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       AN ONTARIO, CANADA CORPORATION
-------------------------------------------------------------------
                5    SOLE VOTING POWER
                     3,870,100 Class A Subordinate Shares
                ---------------------------------------------------
NUMBER OF       6    SHARED VOTING POWER
SHARES               NIL
BENEFICIALLY    ---------------------------------------------------
OWNED BY        7    SOLE DISPOSITIVE POWER
EACH                 3,870,100 Class A Subordinate Shares
REPORTING       ---------------------------------------------------
PERSON WITH     8    SHARED DISPOSITIVE POWER
                     NIL
-------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,870,100 Class A Subordinate Shares
-------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*

-------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.5%

-------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       E.P.
-------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

    Schedule to Ontario Teachers' Pension Plan Board 13G Filing
                         Re: Goldcorp Inc.

Item 1:  Issuer

       (a) ISSUER:  This statement relates to the issuer Goldcorp
           Inc. (the "Corporation").

       (b) ADDRESS OF ISSUER: The principal executive offices of the Corporation are located at 145 King Street West, Suite 2700, Toronto, Ontario, M5H 1J8


Item 2:  Person Filing and Securities Statement Being Filed in
         Respect Of

       (a) PERSON FILING: This statement is being filed by the Ontario Teachers' Pension Plan Board (the "Board").

       (b) ADDRESS:  The business address of the Board is 5650
           Yonge Street, Suite 300, North York, Ontario, Canada,
           M2M 4H5.

       (c) CITIZENSHIP: The Board is a corporation incorporated under the laws of the Province of Ontario, Canada.

       (d) TITLE OF CLASS OF SECURITIES: This statement relates to Class A Subordinate Shares of the Corporation.

       (e) CUSIP NUMBER:  The shares are identified by CUSIP
           Number 380956102.


Item 3:  Authority Pursuant to which Statement Being Filed

The Board is filing this statement pursuant to the "no-action" relief granted to it by the Office of Tender Offers, Division of Corporation Finance of the United States Securities and Exchange
Commission and dated May 6, 1992.


Item 4:  Ownership

(a)    AMOUNT BENEFICIALLY OWNED:  3,870,100

(b)    PERCENT OF CLASS:  5.5%

(c)    NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

         I. Sole power to vote or direct the vote:  3,870,100
        II. shared power to vote or direct the vote:  NIL
       III. sole power to dispose or direct the disposition:
            3,870,100
        IV. shared power to dispose or to direct the disposition:
            NIL

Item 5:  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_____]


Item 6:  Ownership of More than Five Percent on Behalf of
         Another Person

Not Applicable.


Item 7:  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company

Not Applicable.


Item 8:  Identification and Classification of Members of the Group

Not Applicable.


Item 9:  Notice of Dissolution of Group

Not Applicable


Item 10: Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 12, 1997


                               /s/ Claude Lamoureux
                               ----------------------------
                               Claude Lamoureux,
                               President and Chief
                               Executive Officer